PRESS RELEASE


FOR IMMEDIATE RELEASE                           CONTACT:


Titanium Metals Corporation                     Robert E. Musgraves
1999 Broadway, Suite 4300                       Vice President & General
Counsel Denver, Colorado   80202                303-296-5511


                  TIMET ANNOUNCES EXTENSION OF LABOR AGREEMENT


      DENVER, COLORADO . . . August 25, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that the hourly workers at TIMET's Toronto, Ohio facility have voted to ratify a new five-year labor pact that will expire in July 2002. The agreement represents an extension of an existing four-
year labor contract scheduled to expire July 1999.   The 415 production,
maintenance, clerical and technical workers affected are represented by the United Steelworkers of America, AFL-CIO-CLC.

      The new agreement provides for wage increases over the next five years, plus modest enhancements in pension benefits and certain one-time payments. The Union agreed to certain workrule changes allowing for increased Company workplace flexibility. The Company agreed to transfer certain work currently being performed in Morristown, Tennessee to Toronto and to make additional investments in Toronto under certain circumstances. In addition, TIMET and the Union agreed to jointly pursue the design and implementation of a gainsharing program that will allow affected employees to share in the benefits derived from targeted cost reduction and productivity improvements at the facility.

      J. Landis Martin, Chairman & Chief Executive Officer, commented, "We are very gratified by the strong support for the extended contract. Our Toronto hourly workers have made important commitments to the long-term future of TIMET, and TIMET likewise is fully committed to the Toronto workforce and the future of the Toronto plant operations. In addition, the certainty provided by this extension gives TIMET greater flexibility in pursuing meaningful long-term partnering arrangements with our key customers, arrangements that we believe will provide for much greater stability over a business cycle. We are convinced that this new agreement will provide a foundation for continued improvement in customer service, cost and productivity within our organization."

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.